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                                  EXHIBIT 12.1

                       ACTION PERFORMANCE COMPANIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (000 OMITTED)


                                                                 FISCAL YEAR ENDED SEPTEMBER 30,
                                                 ------------------------------------------------------------
                                                  1995          1996         1997         1998        1999
                                                 ------       --------    ---------    ---------    ---------
Income before income taxes.....................  $4,154       $  9,870    $  16,910    $  40,978    $  46,895
Fixed charges:
     Actual interest expense...................     184             80        1,871        5,228        6,831
     Interest portion of leases................     117            146          312          138          105
     Amortization of debt issuance costs.......       0              0          150          305           98
                                                 ------       --------    ---------    ---------    ---------
       Total fixed charges.....................     301            226        2,333        5,671        7,034
                                                 ------       --------    ---------    ---------    ---------
Net income as adjusted.........................  $4,455        $10,096      $19,243    $  46,649    $  53,929
                                                 ------       --------    ---------    ---------    ---------
Ratio of earnings to fixed charges.............   14.8x          44.7x         8.2x         8.2x         7.7x
                                                 ======       ========    =========    =========    =========